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                                                                   EXHIBIT 23.22



Mr. Sarmad Halim
GENERAL MANAGER
ARAMEX-Bahrain Branch                                            Our ref: L/ARAM
PO Box 26951
Manama
State of Bahrain



12 December 1996
Dear Sarmad



1994 AUDIT OF THE BAHRAIN BRANCH OF ARAB AMERICAN EXPRESS COMPANY



    At your request, we confirm that we were independent auditors with respect to the Bahrain Branch of American Express Company (ARAMEX), Jordan, for the year ended 31 December 1994. We conducted our audit in accordnace with International Standards on Auditing. In our audit report dated 17 April 1995, we had given an unqualified opinion on the financial statements of the Bahrain Branch of ARAMEX for the purpose of consolidation in the financial statements of ARAMEX, Jordan.



Yours sincerely,
Iamal Fakhro
MANAGING PARTNER
KI/ki